Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	April 12, 2012
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. PROVIDES UPDATES ON A SETTLEMENT AGREEMENT WITH CMS, CHANGES TO CERTAIN GOVERNMENTAL-RELATED REIMBURSEMENTS AND FIRST QUARTER 2012 EARNINGS RELEASE AND CONFERENCE CALL SCHEDULE

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today the following updates:

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We entered into an agreement in April, 2012 with the United States Department of Health and Human Services, the Secretary of Health and Human Services, and the Centers for Medicare and Medicaid Services (referred to collectively as “HHS”) that is expected to result in an aggregate cash payment to us of approximately $35 million, the majority of which we expect to receive on or about June 30, 2012. After reductions for estimated related expenses and the portion attributable to third-party non-controlling ownership interests, we expect this settlement to favorably impact our pre-tax consolidated financial results during the three-month period ended March 31, 2012 by approximately $30 million. This agreement was part of an industry-wide settlement with HHS related to litigation that was pending for several years contending that acute care hospitals in the U.S. were underpaid from the Medicare inpatient prospective payment system during a number of prior years. The underpayments resulted from calculations related to rural floor budget neutrality adjustments that were implemented in connection with the Balanced Budget Act of 1997.

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In January, 2012, the state of Oklahoma was granted federal approval by the Centers for Medicare and Medicaid Services (“CMS”) for the Supplemental Hospital Offset Payment Program (“SHOPP”) which grants the Oklahoma Health Care Authority the authority to assess a 2.5% fee on certain Oklahoma hospitals and to make Medicaid supplemental payments to hospitals through December 31, 2014, retroactive to July 1, 2011. The state finalized the initial supplemental payment program amounts in March, 2012. Pursuant to the terms and conditions of the SHOPP program during the state’s fiscal years of 2012 and 2013, we estimate that we are entitled to annual net reimbursements of approximately $14 million, retroactive to July 1, 2011. We anticipate that our pre-tax consolidated financial results for the three-month period ended March 31, 2012 will be favorably impacted by approximately $10 million consisting of revenues related to the SHOPP program covering the period of July 1, 2011 through March 31, 2012.

•	During March, 2012, CMS issued new Supplemental Security Income (“SSI”) ratios utilized for calculating Medicare Disproportionate Share Hospital reimbursements (“Medicare DSH”) for federal fiscal years 2006 through 2009. As a result of these new SSI ratios, acute care hospitals are required to recalculate their Medicare DSH for the affected years and record adjustments for differences in estimated reimbursements.

In addition, two of our acute care hospitals located in Florida were notified that the respective counties in which they operate were no longer funding the hospitals with certain reimbursements resulting from reductions in federal matching Inter-Governmental Transfer funds.

As a result of the unfavorable adjustments required from the revised SSI ratios, and the write-off of receivables from certain counties located in Florida, we expect our pre-tax consolidated financial results during the three-month period ended March 31, 2012 to be unfavorably impacted by an aggregate of approximately $8 million (net of the portion attributable to third-party non-controlling ownership interests).

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The Texas Health and Human Services Commission recently announced their intention to publish a proposed rule on April 20, 2012 that will change the Texas Medicaid Disproportionate Share Hospital (“Texas Medicaid DSH”) methodology, which could reduce reimbursements to us effective July 1, 2012. Although we can provide no assurance as to the ultimate outcome of this rule, or its ultimate impact on our consolidated financial results, if this proposed rule is implemented as currently drafted, our future Texas Medicaid DSH reimbursements could be reduced by approximately $16 million annually, beginning July 1, 2012. As of March 31, 2012, we have approximately $20 million of receivables recorded in connection with Texas Medicaid DSH reimbursements covering the period of October, 2011 through March, 2012. Although at this time we expect to fully collect the Texas Medicaid DSH receivables, as previously disclosed, since receipt of the Texas Medicaid DSH reimbursements is contingent on certain public hospitals in Texas making Inter-Governmental Transfers to the state, we can provide no assurance that we will ultimately collect all of the estimated amounts due to us.

First Quarter 2012 Earnings Release and Conference Call Schedule:

We will report our financial results for the three-month period ended March 31, 2012 after the market closes on Thursday, April 26, 2012. There will be a conference call for investors and analysts at 9:00 a.m. Eastern Time on Friday, April 27, 2012. The dial-in number is 1-877-648-7971.

A digital recording of the conference call will be available following the completion of the conference call on April 27, 2012 on our website at www.uhsinc.com. A live broadcast of the call will be available on our website at www.uhsinc.com. The webcast will also be available through Thompson StreetEvents Network at http://www.earnings.com or http://www.streetevents.com, a password-protected event management site for institutional investors.

General Information, Forward-Looking Statements and Risk Factors:

Universal Health Services, Inc. (“UHS”) is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico and the U.S. Virgin Islands. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT). For additional information on the Company, visit our website: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2011), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.